Rule 424(b)(3)                 Pricing Supplement: Number 12 October 25, 1999
File No. 33-53327              (To Prospectus dated May 25, 1994, and
                               Prospectus Supplement dated June 15, 1995)


              E. I. du Pont de Nemours and Company
                   Medium-Term Notes, Series G

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CUSIP:  26353LHS3                     Original Issue Date:  10/26/1999

Form:  Book-Entry                     Maturity Date:  10/26/2039

Principal Amount: $20,000,000         Interest Rate Formula:  3-Month USD
                                         LIBOR per Telerate Page 3750 minus
                                         0.30%

Issue Price:  100.00%

Interest Reset and Payment Dates:
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Interest reset and payments are quarterly on the 26th October, January, April, and July of each year beginning on January 26th, 2000 and as per the conditions further provided in the Prospectus Supplement dated June 15, 1995. Interest Reset Determination Date is two London Business Days prior to reset.

Redemption at DuPont's Option:
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The Notes cannot be redeemed prior to the Maturity Date.

Repayment at the Option of the Holder:
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The holder of the Notes may elect to cause DuPont to repurchase the Notes, in whole or in part, under the conditions provided in the Prospectus Supplement dated June 15, 1995, on October 26th of each of the years set forth below, at the amounts set forth below (expressed as percentages of the principal amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Repurchase Date:

                 Repurchase Date              Repurchase Price
                   10/26  2009                      99.00%
                   10/26  2012                      99.25%
                   10/26  2015                      99.50%
                   10/26  2018                      99.75%
                   10/26  2021                     100.00%

Puttable at Par every three years thereafter until maturity.

Discount Note:  No                          Agent's Commission:  1.00%
Agent: Salomon Smith Barney                 Calculation Agent: Chase Manhattan
                                              Bank, Global Trust Services